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                                                                   EXHIBIT 10.42

                    [GUILFORD PHARMACEUTICALS LETTERHEAD]

CRAIG R. SMITH, M.D.
President and
 Chief Executive Officer

                                January 13, 1997


David R. Savello, Ph.D.
3430 Dover Road
Durham, NC 17707


Dear David:

         I am pleased to offer you employment with Guilford Pharmaceuticals Inc. on the following terms:

         1. Your title will be Senior Vice President, Development. In this capacity you will serve as an officer of the Company and will report to and serve at the discretion of the President and Chief Executive Officer.

         2. In consideration of your services, the Company will provide the following compensation:

                 a. Salary: Your salary will be $20,000.00 per month (an annual rate of $240,000), payable semi-monthly. Your performance and salary will be reviewed annually.

                 b. Bonus: As an officer of the Company, you will be eligible to participate in any Bonus Plan which the Board of Directors may adopt from time to time for executive officers of the Company.

                 c. Joining Bonus: To assist you in the transition to your new position, the Company will pay you a joining bonus of $25,000. This payment will be made within 30 days of commencement of your employment, and will be subject to all deductions required by law.

                 d. Stock Grant: The Company will offer you 10,000 shares of its common stock as a "Restricted Share Award" under the Company's 1993 Employee Share Option and Restricted Share Plan, as amended (the "Employee Plan"), on the following basis, subject to specific terms contained in a Restricted Share Agreement containing terms similar to those currently available to executive officers of the Company:

                          i)      These shares will vest 25% per year over four
                                  years.
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David R. Savello, Ph.D.
January 13, 1997
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                          ii)     In the event your employment with the Company
                                  is terminated for cause, you voluntarily leave the Company, or you are unable to perform your duties for any reason, the unvested shares will immediately revert to the Company.

                          iii)    In the event that your employment is
                                  terminated within one year after a change in control of the Company, all non-vested shares held by you shall immediately vest.

                 e. Stock Options: The Company will award you options under the Employee Plan to purchase 75,000 share of its common stock, subject to approval of this award by the Board of Directors and further subject to specific terms contained in a Share Option Agreement containing terms similar to those currently available to executive officers of the Company. The exercise price of the options will be the fair market value of the stock on the trading date immediately preceding the date the Board approves such grant or your commencement of employment, whichever is later.
                          These options will vest 50% after two years, 75% after three years, and 100% after four years form the date of the grant. Such options will be subject to accelerated vesting in the event of a change in control on terms similar to those extended to other executive officers of the Company.

                 f. Additional Stock Options: The Company will award you additional options to purchase 25,000 shares of its common stock, subject to approval of this award by the Board of Directors and further subject to specific terms contained in a separate Share Option Agreement. The exercise price of the options will the same as the exercise price for the options contemplated in Section 2.e above. However, these option will vest only upon the fulfillment of the following two conditions: (i) continued employment with the Company for a period of at least four years; and (ii) your subsequent separation from the Company. These options must be exercised within six months of vesting, or such other limited amount of time as may be mutually agreed between you and the Company.

         3. In addition to the compensation described above, you will be eligible for the following benefits:

                 a. Relocation: To assist you in relocating to the Baltimore area, the Company will:

                          i) Pay for two trips to Baltimore area for you to find living accommodations. Reasonable travel and hotel expenses will be reimbursed.
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David R. Savello, Ph.D.
January 13, 1997
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                          ii)     If needed, pay for temporary living expenses
                                  for up to three months, not to exceed $1,000 per month, grossed-up for tax purposes.

                          iii) Pay the direct cost of moving your household possessions from North Carolina to the Baltimore area.

                          iv) Pay the closing costs for a new home in the Baltimore area up to 3 1/2% of its purchase price, grossed-up for tax purposes. This includes up to two points on a mortgage (one point loan origination fee and one discount point on a mortgage).

                          v) Pay the selling costs of your Durham, North Carolina home, not to exceed 8% of its fair market value, grossed up for tax purposes.

                          vi) In the event you purchase a home in Maryland prior to selling your North Carolina home, Guilford will provide duplicate mortgage assistance. Guilford will reimburse the lesser of the two monthly mortgage payments (including property tax payments) for a period not to exceed twelve months.

                          vii) Guilford will equally share with you the cost for return flights home during the period April 1, 1997 through July 31, 1997.

                          Should you terminate your employment with the company within one year of your date of hire, you will be responsible for reimbursement to the Company of the relocation expenses, prorated for the term of your employment.

                 b. Insurance: The Company will offer medical, dental, vision, life, accidental death, short-term and long-term disability insurance on the same terms offered to other executive officers of the Company. In addition, the Company will provide you with $1,00,000 life insurance coverage.

                 c. Vacation: You will be entitled to 20 vacation days in addition to paid Company Holidays (currently 11 per year).

                 d. 401(k) Match: Once you meet the employment eligibility requirements contained in the Company's 401(k) Plan, you will be eligible to participate in said Plan on the same terms as other executive officers of the Company. Currently, the Plan provides for matching by the Company of 50% of the first 6% of employee salary deferral, in the form of Guilford stock. An employment date of April 1, 1997 would permit an enrollment into the Plan on July 1, 1997.
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David R. Savello, Ph.D.
January 13, 1997
Page 4

         In accordance with the Immigration Reform Act of 1986, on your first day of work, and from time to time thereafter, you will be required to present documentation that proves your identity and legal right to work in the United States. Employment with the company is contingent on your being able to meet this requirement.

         In the event your employment is terminated by the Company other than for cause, you would be entitle to severance in the form of a continuation of your then-current base salary, as follows:

         (i) Six months salary if the termination occurs in the first twelve months of your employment; and

         (ii)    Twelve months salary if the termination occurs thereafter.

         (iii) Twenty-four months salary in the event of a change of control at Guilford and the new management does not offer you a similar or better position.

         Such payments, except those resulting from a change in control (unless you decline any such similar or better position offered by new management contemplated in (iii) above), would cease upon your commencement of full-time employment during the severance period. During the severance period, the Company would also continue in effect any health, life and disability insurance coverage that had been established by the Board. Remaining benefits of employment, including your eligibility for any bonus program and continued vesting of any non-vested stock options (except those contemplated in Section 2.f., in the event you have been with the Company for at least four years), would cease at termination and not continue in accrue during the severance period.

         This offer is conditioned on your signing a Patent and Confidentiality Agreement in connection with your employment by the Company.

         You may accept this offer by signing below and returning the original letter to me. This offer is in effect until January 15, 1997. I would like you to start at Guilford on or before April 1, 1997.

                                        Sincerely,


                                        /s/ CRAIG R. SMITH, M.D.

                                        Craig R. Smith, M.D.
                                        President and Chief Executive Officer
                                        Guilford Pharmaceuticals Inc.


Agreed to an accepted:

/s/ DAVID R. SAVELLO, PH.D.             15 January 1997
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David R. Savello, Ph.D.                 Date